                                                                    Exhibit 10.7

                         The Middlefield Banking Company
                          Director Retirement Agreement

     This Agreement is made as of December 1, 2001, by and between The Middlefield Banking Company, an Ohio-chartered bank located in Middlefield, Ohio ("Middlefield Bank") and Frances Frank (the "Director").

     To encourage the Director to remain a member of Middlefield Bank's board of directors, Middlefield Bank is willing to provide retirement benefits to the Director. Middlefield Bank will pay the benefits from its general assets. None of the conditions or events included in the definition of the term "golden parachute payment" that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of Middlefield Bank, is contemplated insofar as Middlefield Bank is concerned.

                                    Agreement

     In consideration of the foregoing premises and other good and valuable consideration, the receipt and acceptance of which are hereby acknowledged, the Director and Middlefield Bank hereby agree as follows:

                                    Article 1
                                   Definitions

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

     1.1 "Accrual Balance" means the amount reflected in Schedule A of this Agreement, which is the amount required by generally accepted accounting principles to be accrued by Middlefield Bank to account for benefits that may become payable to the Director under this Agreement.

     1.2 "Change in Control" means that any of the following events occur:

          (a) Middlefield Banc Corp., the parent company of Middlefield Bank, merges into or consolidates with another corporation, or merges another corporation into Middlefield Banc Corp., and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of Middlefield Banc Corp.'s voting securities immediately before the merger or consolidation, or

          (b) a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G), is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 15% or more of a class of Middlefield Banc Corp.'s voting securities (but this clause (b) shall not apply to beneficial ownership of voting shares held by Middlefield Bank or another subsidiary of Middlefield Banc Corp. in a fiduciary capacity), or

          (c) during any period of two consecutive years, individuals who constitute Middlefield Banc Corp.'s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that -- for purposes of this clause (c) -- each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds ( ) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

          (d) Middlefield Banc Corp. sells to a third party substantially all of Middlefield Banc Corp.'s assets. For purposes of this Agreement, sale of substantially all of Middlefield Banc Corp.'s assets includes sale of Middlefield Bank.

     1.3 "Code" means the Internal Revenue Code of 1986, as amended.

     1.4 "Disability" means, if the Director is covered by a Company-sponsored disability policy, total disability as defined in such policy, without regard to any waiting period. If the Director is not covered by such a policy, Disability means the Director suffers a sickness, accident or injury that -- in the judgment of a physician satisfactory to Middlefield Bank -- prevents the Director from performing substantially all of the Director's normal duties for Middlefield Bank. As a condition to receiving any Disability benefits, Middlefield Bank may require the Director to submit to such physical or mental evaluations and tests as Middlefield Bank's board of directors deems appropriate.

     1.5 "Early Termination" means Termination of Service on or after reaching age 55 but before Normal Retirement Age and after having served as a director for at least five years (including each year of board service before the Effective Date of this Agreement), but Early Termination does not include Termination of Service as a result of death, Disability, or Termination for Cause, or Termination of Service within 12 months after a Change in Control.

     1.6 "Early Termination Date" means the month, day and year in which Early Termination occurs.

     1.7 "Effective Date" means December 1, 2001.

     1.8 "Normal Retirement Age" means the Director's 72nd birthday.

     1.9 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Service.

     1.10 "Person" means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

     1.11 "Plan Year" means each 12-month period from December 1 through November 30.

     1.12 "Termination for Cause" is defined in Section 3.1 of this Agreement.

     1.13 "Termination of Service" means that the Director ceases to be a member of Middlefield Bank's board of directors for any reason whatsoever. If the Director ceases to be a member of Middlefield Bank's board of directors but continues to serve on the board of directors of Middlefield Banc Corp., Termination of Service shall be deemed to have occurred instead when the Director ceases also to be a member of the board of directors of Middlefield Banc Corp. For purposes of this Agreement, if there is a dispute over the service status of the Director or the date of the Director's Termination of Service, Middlefield Bank shall have the sole and absolute right to decide the dispute, unless a Change in Control shall have occurred.

                                    Article 2
                                Lifetime Benefits

     2.1 Normal Retirement Benefit. Upon Termination of Service on or after Normal Retirement Age, and provided the Director has served as a director of Middlefield Bank for at least five years (including each year of board service before the Effective Date of this Agreement), Middlefield Bank shall pay to the Director the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

          2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is an amount in cash equal to 25% of the final average annual board fees paid to the Director by Middlefield Bank in the three years preceding the director's retirement on the Normal Retirement Date. For this purpose, board fees include retainers and other regular fees paid or payable in cash for the Director's service on or attendance at meetings of the board of directors of Middlefield Bank and committees of the board of directors, including board fees that may be deferred under any plan for elective deferrals that may be adopted by Middlefield Bank in the future. If the Director is serving as Chairman of the Board on the Normal Retirement Date, board fees shall also include any additional cash compensation paid or payable for service as Chairman of

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     the Board. Board fees shall not include the value of non-cash compensation, the value of life insurance benefits or other fringe benefits, or expense reimbursement. In its sole discretion, Middlefield Bank's board of directors may increase the annual benefit under this Section 2.1.1, but it shall have no obligation to do so. Any increase shall require recalculation of Schedule A.

          2.1.2 Payment of Benefit. Middlefield Bank shall pay this annual benefit to the Director in 12 equal monthly installments. Commencing the month after the Director's Normal Retirement Date, the benefit is payable on the first day of each month. The benefit shall be paid to the Director for 120 months.

          2.1.3 Section 2.4 Has Priority Over Other Sections. The Director's entitlement to benefits arising out of Termination of Service within 12 months after a Change in Control shall be governed exclusively by Section 2.4, even if the Director reaches Normal Retirement Age within 12 months after the Change in Control.

     2.2 Early Termination Benefit. Provided the Director has reached age 55 and has served as a director for at least five years (including each year of board service before the Effective Date of this Agreement), Middlefield Bank shall pay to the Director the benefit described in this Section 2.2 for Early Termination instead of any other benefit under this Agreement, except as provided in Article 3.

          2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Benefit set forth in Schedule A for the Plan Year ending immediately before the Early Termination Date (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1). In its sole discretion, Middlefield Bank's board of directors may increase the benefit under this Section 2.2.1, but it shall have no obligation to do so. Any increase shall require recalculation of Schedule A.

          2.2.2 Payment of Benefit. Middlefield Bank shall pay this annual benefit to the Director in 12 equal monthly installments. Commencing the month after the Director's Normal Retirement Age, the benefit is payable on the first day of each month. The benefit shall be paid to the Director for 120 months.

          2.2.3 Section 2.4 Has Priority Over Other Sections. The Director's entitlement to benefits arising out of Termination of Service within 12 months after a Change in Control shall be governed exclusively by Section 2.4.

     2.3 Disability Benefit. If the Director terminates service because of Disability before his or her Normal Retirement Age, Middlefield Bank shall pay to the Director the benefit described in this Section 2.3 instead of any other benefit under this Agreement, regardless of whether the Director has accrued five years of service or has reached age 55.

          2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Accrual Balance for the Plan Year ending immediately before the date on which Termination of Service because of Disability occurred (except during the first Plan Year, the benefit is the Accrual Balance at the end of Plan Year 1). In its sole discretion, Middlefield Bank's board of directors may increase the benefit under this Section 2.3.1, but it shall have no obligation to do so. Any increase shall require recalculation of Schedule A.

          2.3.2 Payment of Benefit. Middlefield Bank shall pay the benefit to the Director in a single lump sum within 3 days after the Director's Termination of Service.

          2.3.3 Section 2.4 Has Priority Over Other Sections. The Director's entitlement to benefits arising out of Termination of Service within 12 months after a Change in Control shall be governed exclusively by Section 2.4, even if Termination of Service is a result of Disability occurring within 12 months after the Change in Control.

     2.4 Change in Control Benefit. Unless the Director's service terminates under Article 3 of this Agreement, if the Director's service with Middlefield Bank terminates within 12 months after a Change in Control,

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Middlefield Bank shall pay to the Director the benefit described in this Section
2.4 instead of any other benefit under this Agreement, regardless of whether the Director has accrued five years of service or has reached age 55.

          2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Accrual Balance for the Plan Year ending immediately before the date on which Termination of Service occurs (except during the first Plan Year, the benefit is the Accrual Balance at the end of Plan Year 1). In its sole discretion, Middlefield Bank's board of directors may increase the benefit under this Section 2.4.1, but it shall have no obligation to do so. Any increase shall require recalculation of Schedule A.

          2.4.2 Payment of Benefit. Middlefield Bank shall pay this benefit to the Director in a single lump sum within 3 days after the Director's Termination of Service.

          2.4.3 Section 2.4 Has Priority Over Other Sections. The Director's entitlement to benefits arising out of Termination of Service within 12 months after a Change in Control shall be governed exclusively by Section 2.4.

     2.5 Petition for Payment of Vested Normal Retirement Benefit, Vested Early Termination Benefit or Vested Disability Benefit. A Director who is entitled to the Normal Retirement Benefit provided by Section 2.1 or the Early Termination Benefit provided by Section 2.2 may petition the board of directors to have the Accrual Balance amount corresponding to that particular benefit paid in a single lump sum after (a) deduction of any Normal Retirement Benefits or Early Termination Benefits already paid and (b) addition of interest at the rate of 7.5% on the Accrual Balance not yet paid for the period from Termination of Service to payment of the lump sum amount. The board of directors shall have sole and absolute discretion about whether to pay the remaining Accrual Balance in a lump sum. If payment of the remaining Accrual Balance is paid in a lump sum, Middlefield Bank shall have no further obligations under this Agreement.

     2.6 Payout of Normal Retirement Benefit or Early Termination Benefit after a Change in Control. If a Change in Control occurs when the Director is receiving benefits provided by Sections 2.1 or 2.2 of this Agreement, Middlefield Bank shall pay the remaining benefits to the Director in a single lump sum within three days after the Change in Control. The lump-sum payment shall be an amount equal to the Schedule A Accrual Balance remaining unpaid.

     2.7 Contradiction in Terms of Agreement and Schedule A. Schedule A attached hereto is incorporated by reference in this Agreement and made a part hereof. But if there is a contradiction between the terms of this Agreement and Schedule A concerning the amount due the Director under Article 2 hereof, the amount of the benefit due the Director shall be determined by this Agreement without regard to Schedule A.

     2.8 Medical Benefits. Provided health insurance coverage can be obtained by Middlefield Bank on terms it, in its sole judgment, considers commercially reasonable, Middlefield Bank shall obtain and maintain health insurance coverage for the Director after Termination of Service for the lifetime of the Director and the Director's surviving spouse.

     2.9 No Death Benefits. No benefits shall be payable under this Agreement after the Director's death.

                                    Article 3
                               General Limitations

     3.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, Middlefield Bank shall not pay any benefit under this Agreement if Middlefield Banc Corp.'s board of directors or a duly authorized committee of the board of directors determines at any time that the Director will not be nominated by the board or committee for reelection as a Director of Middlefield Banc Corp. after the expiration of his current term, or if the Director is removed as a director of Middlefield Bank, in either case because of the Director's --

          (a) gross negligence or gross neglect of duties,

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          (b) commission of a felony, or commission of a misdemeanor involving moral turpitude, or

          (c) fraud, disloyalty, dishonesty, or willful violation of any law or significant policy of Middlefield Bank committed in connection with the Director's service and resulting in an adverse effect on Middlefield Bank or Middlefield Banc Corp.

     Middlefield Bank's board of directors or the duly authorized committee of the board of directors shall have the sole and absolute right to determine whether the bases set forth in this Section 3.1 for denial of benefits under this Agreement exist. Benefits may be denied under this Section 3.1 regardless of whether the Director continued to serve as a Director after the board or committee made its determination not to nominate the Director for reelection, and regardless of whether stockholders nominated the Director for reelection or reelected the Director for an additional term.

     3.2 Removal. If the Director is removed from service or permanently prohibited from participating in the conduct of Middlefield Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1818(e)(4) or (g)(1)], all obligations of Middlefield Bank under this Agreement shall terminate as of the effective date of the order.

     3.3 Insolvency. If the Superintendent of the Ohio Division of Financial Institutions appoints a conservator or receiver for Middlefield Bank under Ohio Revised Code chapter 1125, all obligations under this Agreement shall terminate as of the date of such appointment.

                                    Article 4
                          Claims and Review Procedures

     4.1 Claims Procedure. Middlefield Bank shall notify in writing any person or entity making a claim for benefits under this Agreement (the "Claimant") of his or her eligibility or noneligibility for benefits under the Agreement. Middlefield Bank shall send the written notice to the Claimant within 90 days after Claimant's written application for benefits. If Middlefield Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall state (a) the specific reasons for such denial, (b) a specific reference to the provisions of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Agreement's claims review procedure and other appropriate information concerning the steps to be taken if the Claimant wishes to have the claim reviewed. If Middlefield Bank determines that there are special circumstances requiring additional time to make a decision, Middlefield Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

     4.2 Review Procedure. If Middlefield Bank determines that the Claimant is not eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have the claim reviewed by Middlefield Bank by filing a petition for review with Middlefield Bank within 60 days after receipt of the notice issued by Middlefield Bank. The petition shall state the specific reasons the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by Middlefield Bank of the petition, Middlefield Bank shall give the Claimant (and counsel, if any) an opportunity to present his or her position to Middlefield Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. Middlefield Bank shall notify the Claimant of Middlefield Bank's decision in writing within the 60-day period, stating specifically the basis of its decision and identifying the specific provision(s) of the Agreement on which the decision is based. If because of the need for a hearing the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of Middlefield Bank, but notice of this deferral shall be given to the Claimant.

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

                                    Article 5
                                  Miscellaneous

     5.1 Amendment and Termination. This Agreement may be amended or terminated only by a written agreement signed by Middlefield Bank and the Director.

     5.2 Binding Effect. This Agreement shall bind the Director and Middlefield Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

     5.3 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a Director of Middlefield Bank, nor does the Agreement interfere with the rights of Middlefield Bank's stockholder(s) not to re-elect the Director or the right of the stockholder(s) or the board to remove an individual as a director of Middlefield Bank. The Agreement also does not require the Director to remain a director nor interfere with the Director's right to terminate service at any time.

     5.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

     5.5 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Director, Middlefield Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Middlefield Bank or Middlefield Banc Corp. to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Middlefield Bank would be required to perform this Agreement if no such succession had occurred. Failure of Middlefield Bank to obtain such assumption agreement before effectiveness of such succession shall be a breach of this Agreement and shall entitle the Director to the Change in Control Benefit provided in Section 2.4.

     5.6 Tax Withholding. Middlefield Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     5.7 Applicable Law. The Agreement and all rights hereunder shall be governed by the internal substantive laws of the State of Ohio, without regard to principles of conflict of laws.

     5.8 Unfunded Arrangement. The Director is a general unsecured creditor of Middlefield Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by Middlefield Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of Middlefield Bank to which the Director has no preferred or secured claim.

     5.9 Entire Agreement. This Agreement constitutes the entire agreement between Middlefield Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

     5.10 Administration. Middlefield Bank shall have powers which are necessary to administer this Agreement, including but not limited to--

          (a) Interpreting the provisions of the Agreement,

          (b) Establishing and revising the method of accounting for the Agreement,

          (c) Maintaining a record of benefit payments, and

          (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

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

     5.11 Named Fiduciary. Middlefield Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     5.12 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with the law. If any provision of this Agreement is held invalid in part, such invalidity shall in no way affect the rest of such provision not held invalid, and the rest of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with the law.

     5.13 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

     5.14 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

     (a) If to Middlefield Bank, to:  Board of Directors
                                      The Middlefield Banking Company
                                      15985 East High Street
                                      Middlefield Bank, Ohio  44062-9263

     (b) If to the Director, to:
                                      ------------------------------------------

                                      ------------------------------------------

                                      ------------------------------------------

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

     In Witness Whereof, the Director and a duly authorized officer of Middlefield Bank have signed this Agreement as of the day and year first written above.

Director                                        The Middlefield Banking Company


                                                By:
------------------------                            ---------------------------

                                                Its:
                                                     --------------------------

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                     Schedule a dated as of January 8, 2002
          The Middlefield Banking Company Director Retirement Agreement

                                  Frances Frank

                      Director's     Accrual Balance at                           Early Termination     Benefit for Termination of
       Plan year    Age at the end  7.5% Discount Rate at  Disability Benefit,   Benefit, payable at     Service within 12 months
Plan    ending          of the         the end of the      payable in a single    Normal Retirement      after a Change in Control,
year  November 30,    Plan Year        Plan Year /(1)/         lump sum         Age for 10 Years/(2)/  payable in a single lump sum
----  ------------  --------------  ---------------------  -------------------  ---------------------  ----------------------------
 1        2002            55               $ 1,551               $ 1,551               $  812                     $ 1,551

 2        2003            56               $ 3,222               $ 3,222               $1,566                     $ 3,222

 3        2004            57               $ 5,023               $ 5,023               $2,266                     $ 5,023

 4        2005            58               $ 6,963               $ 6,963               $2,914                     $ 6,963

 5        2006            59               $ 9,055               $ 9,055               $3,517                     $ 9,055

 6        2007            60               $11,308               $11,308               $4,076                     $11,308

 7        2008            61               $13,737               $13,737               $4,594                     $13,737

 8        2009            62               $16,354               $16,354               $5,076                     $16,354

 9        2010            63               $19,174               $19,174               $5,522                     $19,174

10        2011            64               $22,213               $22,213               $5,937                     $22,213

11        2012            65               $25,489               $25,489               $6,321                     $25,489

12        2013            66               $29,018               $29,018               $6,678                     $29,018

13        2014            67               $32,822               $32,822               $7,009                     $32,822

14        2015            68               $36,920               $36,920               $7,317                     $36,920

15        2016            69               $41,337               $41,337               $7,602                     $41,337

16        2017            70               $46,097               $46,097               $7,867                     $46,097

17        2018            71               $51,226               $51,226               $8,112                     $51,226

18        2019            72               $56,754               $56,754               $8,340                     $56,754

        May 2020       72 /(3)/            $59,552               $59,552               $8,430                     $59,552

(1) The Accrual Balance assumes payment at the beginning of each month during retirement. Assumes retirement in May, 2020 after attaining the Normal Retirement Age of 72 and at least five years of service. The Accrual Balance assumes that the Director retires from director service in May, 2020 when her term as a director of Middlefield Banc Corp. expires at the 2020 Annual Meeting of Shareholders of Middlefield Banc Corp. The Normal Retirement Benefit is an amount in cash equal to 25% of the final average annual board fees in the three years preceding the director's retirement on the Normal Retirement Date. For purposes of illustration, the Normal Retirement Annual Benefit required by Agreement Section 2.1 is assumed to be $8,430, calculated as shown by the attached Director Fee Analysis. The Normal Retirement Benefit required by Agreement Section 2.1 is shown in this Schedule A solely for illustrative purposes. The actual Normal Retirement Benefit required by Agreement Section 2.1 will be determined pursuant to Agreement Section 2.1. Board fees include retainers and other regular fees paid or payable in cash for the Director's service on or attendance at meetings of the board of directors and committees of the board of directors, including elective deferrals. If the Director is serving as Chairman of the Board on the Normal Retirement Date, board fees also include any additional cash compensation paid or payable for service as Chairman of the Board. Estimated assuming annual board fee increases of 5.00% commencing in 2002.

(2) Early Retirement Benefits are payable if the Director has five years of service and has reached age 55.

(3) The age shown is not the age at the end of the Plan Year, but instead is the Director's age at assumed retirement in May, 2020.

                                       8